SECOND AMENDMENT TO RIGHTS AGREEMENT
THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is made as of August 24, 2015, between Novation Companies, Inc. formerly NovaStar Financial, Inc. (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”).
WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of September 15, 2011, as amended by that certain First Amendment to Rights Agreement dated as of June 20, 2014 (together, the “Original Rights Agreement”);
WHEREAS, Section 27 of the Original Rights Agreement provides, in part, that the Company may from time to time supplement or amend the Original Rights Agreement to lengthen any time period thereunder, or to amend provisions of the Original Rights Agreement which the Company may deem necessary or desirable without the approval of holders of the Rights Certificates (as defined in the Original Rights Agreement);
WHEREAS, the Board of Directors of the Company has determined in good faith that the amendments to the Original Rights Agreement set forth herein are desirable and, pursuant to Section 27 of the Original Rights Agreement, has duly authorized such amendments to the Original Rights Agreement; and
WHEREAS, on July 21, 2015, the shareholders of the Company voted at the 2015 annual meeting to authorized the amendments to the Original Rights Agreement set forth herein.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:
1.DEFINITIONS. Except as otherwise set forth in this Amendment, each capitalized term used in this Amendment shall have the meaning for such term set forth in the Original Rights Agreement.
2.DEFINITION OF AGREEMENT. From and after the date hereof, all references in the Original Rights Agreement to the “Agreement” shall mean and refer to the Original Rights Agreement, as modified by this Amendment.
3.DEFINITION OF EXPIRATION DATE. Section 7(a)(i) of the Original Rights Agreement is hereby amended by deleting the reference therein to “June 28, 2016” and replacing it with “July 23, 2018”.
4.SECTION 1. Section 1(l) of the Original Rights Agreement is hereby deleted in its entirety and replaced with the following:
“(l)    “Exempt Person” shall mean (i) Mass Mutual and its Affiliates and Associates unless and until Mass Mutual (or any Affiliates of Mass Mutual) acquires any Common Shares other than pursuant to any transfers of Common Shares or other Company equity interests between Mass Mutual and its Affiliates and (ii) any other Person whose Beneficial Ownership (together with all Affiliates and Associates of such Person) of 4.9% or more of the then-outstanding Common Shares, as determined by the Company’s Board of Directors in its sole discretion prior to the Distribution

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Date, (1) will not jeopardize or endanger the availability to the Company of any income tax benefit or (2) is otherwise in the best interests of the Company; provided, however, that such a Person will cease to be an Exempt Person if the Board makes a contrary determination with respect to the effect of such Person’s Beneficial Ownership (together with all Affiliates and Associates of such Person) regardless of the reason therefor.”
5.EXHIBIT C. The following sentence is hereby deleted from the third paragraph of Exhibit C: “Likewise, Jefferies Capital Partners IV LP (“Jefferies”) and its Affiliates and Associates will be exempt for the purposes of the Rights Agreement, unless and until Jefferies (or any Affiliates of Jefferies) acquires any common stock other than pursuant to any transfers of common stock or other Company equity interests between Jefferies and its Affiliates.”
6.COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.
7.GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the internal laws of Maryland applicable to contracts to be made and performed entirely within Maryland, except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.
8.SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
9.EFFECTIVE DATE. This Amendment shall become effective as of the date first written above.
10.CERTIFICATION. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Original Rights Agreement.
11.FULL FORCE AND EFFECT. The Original Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms. In the event of any conflict, inconsistency or incongruity between any provision of this Amendment and any provision of the Original Rights Agreement, the provisions of this Amendment shall govern and control.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the date first written above.

NOVATION COMPANIES, INC.

/s/ Rodney E. Schwatken
Rodney E. Schwatken
Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

/s/ Dennis V. Moccia
Manager, Contract Administration

[Signature Page to Second Amendment to Rights Agreement]